Exhibit 99.1

FOR IMMEDIATE RELEASE

MB Bancorp, Inc. Announces the Appointment of Two New Directors

Forest Hill, Maryland – December 22, 2015 – MB Bancorp, Inc., (the “Company”), the holding company for Madison Bank of Maryland (the “Bank”), announced today the appointment of David Allen Klunk and Randall S. Pace as directors of the Company and the Bank.

David Allen Klunk, age 50, is the President of Community Environmental Laboratories, Inc. and R&T Technologies, Inc., chemical laboratories. Mr. Klunk is a Harford County resident and has been active in our community. Randall S. Pace, age 55, is Chief Financial Officer and Executive Vice President of CallisonRTKL, an architectural design firm. Mr. Pace is a Baltimore County resident and has extensive financial knowledge relating to a public company.

In addition, John Fiorini, who has been a director of the Bank since 1996 and of the Company since its inception in 2014, retired from the Boards of Directors of the Company and the Bank and was named Director Emeritus. Julia A. Newton, President and Chief Executive Officer of the Company and the Bank commented, “We are profoundly grateful to John Fiorini for his 20 years of service to the Bank and our community, and we look forward to continuing to have the benefit of his knowledge of our market area in an advisory capacity.”

About Madison Bank of Maryland

Madison Bank of Maryland is a community-oriented financial institution, dedicated to serving the financial service needs of customers within its market area, which consists of Baltimore and Harford Counties in Maryland. We offer a variety of deposit products and provide loan secured by real estate located in our market area. Our real estate loans consist primarily of residential mortgage loans, as well as non-residential real estate loans, construction and land loans and home equity lines of credit. We currently operate out of our corporate headquarters and main office at 1920 Rock Spring Road, Forest Hill, Maryland 21050 and have two full-service branch offices located in Aberdeen and Perry Hall, Maryland. Additional information can be obtained at (www.mbofmd.com) or 410-420-9600.

Forward-looking Statements

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in

its rules, regulations and releases. MB Bancorp intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, market prices for MB Bancorp’s common stock, the impact of interest rates on financing, local and national economic factors and the matters described in “Item 1A. Risk factors” in MB Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2014. Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by MB Bancorp or any other person that results expressed herein will be achieved.

Contact

Lisa McGuire-Dick, 410-420-9600

Lmcguire-dick@mbofmd.com